As filed with the Securities and Exchange Commission on June 23, 1997

                                                    Registration No. 333-27901
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                             -----------------------
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                             -----------------------

                          UNIVERSAL DISPLAY CORPORATION
             (Exact name of registrant as specified in its charter)

            Pennsylvania                                23-2372688
    (State or other jurisdiction of        (I.R.S. Employer Identification No.)
     incorporation or organization)
                             Three Bala Plaza, East
                                    Suite 104
                              Bala Cynwyd, PA 19004
                                 (610) 617-4010
                   (Address, including zip code, and telephone
                          number, including area code,
                  of registrant's principal executive offices)

                             -----------------------

                               STEVEN V. ABRAMSON
                      President and Chief Operating Officer
                          Universal Display Corporation
                        Three Bala Plaza, East, Suite 104
                              Bala Cynwyd, PA 19004
                                 (610) 617-4010
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             -----------------------

                                   Copies to:
                           Stephen M. Goodman, Esquire
                           Morgan, Lewis & Bockius LLP
                              2000 One Logan Square
                             Philadelphia, PA 19103
                                 (215) 963-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.|_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|



         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

PROSPECTUS


                                1,791,772 Shares
                          UNIVERSAL DISPLAY CORPORATION
                                  Common Stock
                                  ------------


         This prospectus covers 1,791,772 shares (the "Shares") of the Common Stock, $.01 par value per share (the "Common Stock") of Universal Display Corporation, a Pennsylvania corporation ("UDC" or the "Company"). The Shares are being registered by the Company for the account of certain selling shareholders identified herein (the "Selling Shareholders" and each a "Selling Shareholder"). The Shares are issuable upon the exercise of options and warrants (collectively, the "Options and Warrants") by the Selling Shareholders. The Options and Warrants were issued in connection with the issuance (i) by the Company in June 1995 and July 1995 of 1,114,000 Units, each consisting of one share of Common Stock (which has not been registered pursuant to the registration statement of which this prospectus forms a part) and one warrant to purchase one share of Common Stock (such warrants, collectively, the "June 1995 Warrants"), (ii) by the Company in April 1996 of warrants to purchase 578,000 of the Shares and in August 1996 to purchase 20,000 of the Shares (collectively, the "April 1996 Warrants"), (iii) by the Company on June 22, 1995 of options to purchase 84,234 of the Shares (the "Merger Options") in connection with the merger of a subsidiary of the Company then named "Enzymatics, Inc." ("Enzymatics") with and into Universal Display Corporation, a New Jersey corporation subsequently renamed "UDC, Inc." ("UDC-NJ") (the "Enzymatics Merger"), and (iv) by Enzymatics, Inc. between January 1992 and June 1995 of options to purchase 20,538 of the Shares (after the effect of a 10.9672 reverse stock split effected in connection with the Enzymatics Merger) (the "Enzymatics Options") pursuant to the Enzymatics, Inc. 1992 Stock Option Plan (the "Enzymatics Plan"), which was subsequently terminated as part of the Enzymatics Merger.

         The Selling Shareholders may sell Shares acquired upon exercise of the Options and Warrants from time to time in the public market or through negotiated transactions. See "Plan of Distribution." The terms and conditions of the offer and sale of the Shares by the Company to the Holders upon exercise of the Options and Warrants , including the purchase price per share, are governed by the provisions of the Options and Warrants. See "The Options and Warrants" and "Exercise of the Options and Warrants." The Company will receive all proceeds from the sale of the Shares to the Holders upon exercise of the Options and Warrants of $6,689,352.54 before deducting expenses of approximately $27,780 payable by the Company in connection with the offering, but will receive no proceeds from the sale of the Shares by the Selling Shareholders. See "Use of Proceeds."

         The Company's Common Stock is quoted on the Nasdaq SmallCap Market ("Nasdaq") under the symbol "PANL" and on the Philadelphia Stock Exchange under the symbol "PNL." On June 19, 1997, the closing price of the Common Stock on Nasdaq was $4.125 per share.


                             -----------------------
   An investment in the Common Stock offered hereby involves a high degree of risk. See "Risk Factors" on pages 5 through 10 herein.
                             -----------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION

PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                    The date of this Prospectus is June 23, 1997

                              AVAILABLE INFORMATION

         The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Commission by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Branch, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material also may be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov). In addition, such reports, proxy statements and other information concerning the Company can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents or portions of documents filed by the Company (File No. 0-4643) with the Commission are incorporated herein by reference.

         (a) Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996 filed with the Commission on March 28, 1997.

         (b) Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997 filed with the Commission on May 15, 1997.

         (c) The Company's Proxy Statement related to its 1997 Annual Meeting of Stockholders filed under the Exchange Act on April 21, 1997.

         (d) The description of the Company's Common Stock which is contained in its Registration Statement on Form 8-A filed under the Exchange Act on April 4, 1996, including any amendment or reports filed for the purpose of updating such description.

         (e) The description of the Company's Common Stock which is contained in its Registration Statement on Form 8-A filed under the Exchange Act on August 6, 1996, including any amendment or reports filed for the purpose of updating such description.

         All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral requests for copies should be directed to Sidney D. Rosenblatt, Executive Vice President, Chief Financial Officer and

Secretary, Universal Display Corporation, Three Bala Plaza East, Suite 104, Bala Cynwyd, Pennsylvania 19004, (610) 617-4010.

         Unless the context otherwise requires, "UDC" or the "Company" refers to Universal Display Corporation and its wholly-owned subsidiaries.


                                   THE COMPANY

         UDC is engaged in the research, development and commercialization of Organic Light Emitting Diode ("OLED") technology for use in flat panel displays and other applications. The research is being performed by Princeton University and the University of Southern California pursuant to a certain Sponsored Research Agreement dated August 1, 1994 between The Trustees of Princeton University and American Biomimetics Corporation ("ABC"), an affiliate of the Company (the "1994 Sponsored Research Agreement"), funded by the Company. The Company currently has the exclusive right to commercialize the technology being developed pursuant to a related license agreement (the "1994 License Agreement"). The Company's present commercialization strategy is to enter into licensing arrangements and other strategic alliances for the volume manufacturing of products utilizing this technology, the Company does not presently intend to become a volume manufacturer. The Company anticipates that its OLED technology, if successfully developed, may have a variety of applications, including full color, large area, high resolution, high information content displays, such as laptop and notebook computer screens, computer monitors and televisions. Potential applications also include multi-color, and monochrome small area, low information content displays, such as consumer electronic equipment, vehicular dashboard displays, cellular phones and other telecommunication displays, computer games, and personal digital assistants, as well as transparent applications such as head up displays for automobile windshields.

         The Company was incorporated under the laws of the Commonwealth of Pennsylvania in April 1985 under the name Enzymatics, Inc. Another corporation, UDC-NJ, then named "Universal Display Corporation," was incorporated under the laws of the State of New Jersey in June 1994. On June 22, 1995, a wholly-owned subsidiary of Enzymatics merged with and into UDC-NJ. UDC-NJ, the surviving corporation in the Merger, became a wholly-owned subsidiary of Enzymatics and changed its name to "UDC, Inc." Simultaneously with the consummation of the Merger, Enzymatics changed its name to "Universal Display Corporation." The Company's corporate offices are located at Three Bala Plaza East, Suite 104, Bala Cynwyd, Pennsylvania 19004.


                            THE OPTIONS AND WARRANTS

         The Options and Warrants consist of (i) June 1995 Warrants to purchase 1,114,000 shares of Common Stock exercisable at a price of $3.50 per share, (ii) April 1996 Warrants to purchase 578,000 shares of Common Stock exercisable at a price of $4.125 per share, (iii) April 1996 Warrants to purchase 20,000 shares of Common Stock exercisable at a price of $6.00 per share, (iv) Merger Options to purchase 84,234 shares of Common Stock at a price of $0.29 per share and (v) Enzymatics Options to purchase an aggregate of 20,538 shares of Common Stock at prices ranging from $11.73-$29.61 per share.

         The June 1995 Warrants are currently exercisable at an exercise price of $3.50 per share of Common Stock. They were issued in connection with the private placement in June 1995 and July 1995 of Units consisting of one share of Common Stock and one warrant to purchase one share of Common Stock. The shares of Common Stock issued in connection with these private placements have not been registered under the Securities Act of 1933 and are not being registered under the registration statement of which this prospectus forms a part. The June 1995 Warrants expire on July 17, 1997.

         The April 1996 Warrants are currently exercisable, and were issued to certain individuals in exchange for the provision of such individuals of a variety of services to the Company. Of the April 1996 Warrants, 578,000 are exercisable at an exercise price of $4.125 per share of Common Stock, and 20,000 are exercisable at $6.00 per share of Common Stock. The April 1996 Warrants expire on April 25, 2006.

         The Merger Options are currently exercisable at an exercise price of $0.29 per share of Common Stock. They were issued in connection with the Enzymatics Merger to the shareholders of Nachman, Hayes and Associates, Inc. ("Nachman Hayes") in connection with a certain Management Agreement dated July 26, 1994 between Enzymatics, Inc. and Nachman Hayes (the "Management Agreement"). Pursuant to the Management Agreement, compensation was to be paid to Nachman Hayes upon the completion of a transaction, such as a merger, which enhanced shareholder value, such compensation to be based on the value to the shareholders of Enzymatics. The Merger Options expire on June 22, 2005.

         The Enzymatics Options are currently exercisable at exercise prices ranging from $11.73-$29.61 per share of Common Stock. They were issued by Enzymatics between January 1992 and June 1995 pursuant to the Enzymatics Plan prior to the Enzymatics Merger. The Enzymatics Plan was terminated following the Enzymatics Merger and the Enzymatics Options assumed by the Company after adjustment to give effect to a 10.9672 reverse stock split effected in connection with the Enzymatics Merger. The Enzymatics Options expire on December 31, 1998.


                                  RISK FACTORS

         The securities offered hereby are speculative and involve a high degree of risk. An investment in the securities offered hereby should be considered a venture capital investment and the securities should not be purchased by investors who cannot afford the loss of their entire investment. Each prospective investor should carefully consider the following risk factors before making an investment decision.

         Development Stage Company; No Revenues; Continuing and Future Losses. Since inception, the Company has been engaged, and for the foreseeable future expects to continue to be engaged in research, development and commercialization activities related to the OLED technology. To date, the Company has not generated any revenues and does not expect to generate any meaningful revenues for the foreseeable future and, until such time, if ever, as it successfully demonstrates that the OLED technology is feasible or commercially viable for one or more flat panel display applications. The Company has incurred significant losses since its inception, resulting in an accumulated deficit of $4.9 million at December 31, 1996. Losses are expected to continue for the foreseeable future and until such time, if ever, as the Company is able to achieve sufficient levels of revenue from the commercial exploitation of the OLED technology to support its operations. Historically, only a limited number of early stage development companies successfully complete the research and development of commercially viable technologies. There can be no assurance that the OLED technology will be commercially viable, that markets for flat panel displays utilizing the OLED technology will not be limited or that the Company will generate meaningful revenues from the commercial exploitation of the OLED technology or ever achieve profitable operations. To the extent that Princeton University's research efforts do not result in the development of commercially viable applications for the OLED technology, the Company will not have any meaningful operations.

         Significant Capital Requirements; Need for Significant Additional Financing. The Company's capital requirements have been and will continue to be significant. The Company has been dependent upon private placements and a public offering of its equity securities to fund such requirements, which have raised approximately $8.7 million in gross proceeds. While the Company believes it has sufficient capital to fund its operations at least through December 1997, completion of the research, development and commercialization of the OLED technology for potential applications will require significant additional effort and resources. There is no assurance that the options and warrants to which the common stock being registered hereunder is subject will be exercised at a time beneficial to the Company or at all, or that the Company will obtain sufficient proceeds hereunder to meets its future obligations. There can be no assurance that additional financing will be available to the Company when needed, on commercially reasonable terms or at all. The inability to obtain additional financing would have a material adverse effect on the Company, including possibly requiring the Company to curtail its operations. In addition, any additional equity financing may involve substantial dilution to the interests of the Company's then existing shareholders. See "Use of Proceeds".

         Early Research Stage; Uncertainty of Feasibility of the OLED Technology and Product Development. The Company's OLED technology is an emerging innovative technology and the Company is not aware of any full color flat panel displays utilizing OLED technology currently being marketed, although there are numerous companies engaged in research and development respecting OLED technology. The Company is unable, at this time, to determine the feasibility of its OLED technology or the commercial viability of any potential applications. The Company, however, is aware of that substantial advances in Princeton University's research and development efforts must be made to satisfy the Company's requirements as to operating life and improvement of reliability for all flat panel display applications. Additionally, such research efforts must demonstrate the ability to display a full range of color and scalability for the development of full color, large area applications. Research and development efforts remain subject to all of the risks associated with the development of new products based on emerging and innovative technologies, including unanticipated technical or other problems and the possible insufficiency of the funds allocated to complete such development, which could result in delay of research and development or substantial change or abandonment of research and development activities. In addition, with technology as complex as the OLED technology, technical problems and difficulties may arise resulting in delays and causing the Company to incur additional expenses which would have a material adverse effect on the Company. There can be no assurance that the Company's and Princeton University's efforts will result in the feasibility of the OLED technology, particularly for use in full color, large area, high resolution, high information content flat panel display applications. The inability to successfully complete research and development of the OLED technology, or delays in the completion of the research and development of the OLED technology for use in potential applications, particularly after the occurrence of significant expenditures, would have a material adverse effect on the Company.

         New Technology; Uncertainty of Certain Commercial Applications for the OLED Technology. Although flat panel displays have been available for a significant period of time, a variety of advancements in flat panel displays have been made over the last several years. The Company is attempting to develop a new technology for flat panel display applications, initially for use in small area, low information content displays, and ultimately full color, high resolution, high information content displays. The potential size, timing and viability of market opportunities targeted by the Company are uncertain. The Company's success will be dependent upon successfully completing the research and development of the OLED technology and introducing flat panel displays utilizing such technology and providing competitive advantages to existing flat panel display technologies on the basis of image and color quality, brightness, contrast, scalability, viewing angle, portability, cost and power requirements. Market acceptance of the OLED technology for full color, high information content displays will also depend upon such technology providing benefits comparable to cathode ray tube ("CRT") technology (the current standard for display quality). Many potential licensees of the OLED technology manufacture flat panel displays utilizing competing technologies and may, however, be reluctant to redesign their products or manufacturing processes to incorporate the OLED technology. There can be no assurance that the OLED technology will be viable for any commercial applications and, if viable, that potential licensees will utilize the OLED technology. Additionally, even if the completion of the research and development of the OLED technology results in commercially viable applications for the technology, it is likely that the Company will not recover its research and development costs in the foreseeable future and there can be no assurance that the Company will ever recover such costs.

         Dependence on Princeton University, the 1994 Sponsored Research Agreement and the Principal Investigators. Research and development of the OLED technology is being conducted at the Advanced Technology Center, Princeton University and USC (on a subcontract basis with Princeton University) pursuant to the 1994 Sponsored Research Agreement, which was assigned by ABC to the Company in June 1995. The research and development is being conducted principally by Professors Stephen R. Forrest and Mark E. Thompson (the "Principal Investigators"). Research and development of commercially viable applications for OLED technology is dependent on the success of the research efforts of the Principal Investigators conducted pursuant to such agreements, although the Company has begun to hire its own development personnel. There can be no assurance that Princeton University will make additional advances in the research and development of the OLED technology or obtain any meaningful intellectual property rights relating to, or commercially viable applications for, the OLED technology. While the Company funds the OLED technology research, the scope of and technical aspects of the research and the resources and efforts directed to such research is subject to the control of Princeton University and the Principal Investigators. The 1994 Sponsored Research Agreement provides that if either Professor Forrest or Professor Thompson is unavailable to continue to serve as a Principal Investigator, either because such person is no longer associated with Princeton University or USC or otherwise, and a successor acceptable to both the Company and Princeton University is not available, Princeton University has the right to terminate the 1994 Sponsored Research Agreement. Further, the 1994 Sponsored Research agreement expires in July 1997. Although the Company believes that its relationship with Princeton University and the Principal Investigators is satisfactory, there can be no assurance that the Principal Investigators will continue to be available to conduct the research, that the Company will be able to engage Princeton University to conduct further research and development of the OLED technology upon expiration of the 1994 Sponsored Research agreement, or that the 1994 Sponsored Research Agreement will be extended. Moreover, under the 1994 License Agreement, the Company is required to make a first commercial sale or use within two years following a demonstration of efficacy of a product based on the OLED technology and Princeton University may terminate the 1994 License Agreement if the Company does not make a commercial sale or use within the required time period. Loss to the Company of the Principal Investigators' services or termination of the 1994 Sponsored Research Agreement would have a material adverse effect on the Company, and the Company would not have any meaningful operations.

         No Marketing or Manufacturing Capabilities or Experience; Dependence Upon Strategic Relationships. The Company has limited marketing capabilities and resources, no manufacturing capabilities and does not presently intend to manufacture products. Therefore, the Company's prospects will be significantly affected by its ability to sublicense the OLED technology and successfully develop strategic alliances with third parties for incorporation of the OLED technology into flat panel displays manufactured by others. The Company's prospects will be dependent upon the commercial success of such third-party products and the marketing efforts of such third parties. Informing potential licensees and other strategic partners of the benefits of the OLED technology and establishing satisfactory strategic alliances will require significant financial and other resources. In addition, strategic alliances may require financial or other commitments by the Company. There can be no assurance that the Company will be able, for financial or other reasons, to enter into strategic alliances on commercially acceptable terms, or at all. Failure to do so would have a material adverse effect on the Company.

         Uncertainty of Intellectual Property Rights. The Company's rights to the OLED technology are governed by the 1994 Sponsored Research Agreement and the 1994 License Agreement. Pursuant to such agreements, all patents and other intellectual property rights relating to the OLED technology are the property of Princeton University. Princeton University has filed more than 20 patent applications related to the OLED technology. No patents have yet been issued. The Company has a worldwide exclusive license to manufacture and market products based on such pending patent application and the right to obtain a similar license to inventions conceived or discovered under the 1994 Sponsored Research Agreement, the right to sublicense to such agents. Additionally, the Company anticipates that Princeton University will file additional patent applications in the United States and internationally to protect future inventions conceived or discovered under the 1994 Sponsored Research Agreement and that the Company will license technology based on such patent applications. There can be no assurance that patents applied for will be obtained or that any such patents will afford the Company and Princeton University commercially significant protection of the OLED technology. In addition, the patent laws of other countries may differ from those of the United States as to the patentability of the OLED technology and the degree of protection may obtain patent or similar rights with respect therefor. Patents have been issued to third parties for aspects of OLED technology and additional patent applications are being filed, there can be no assurance that the OLED technology and the exercise of the Company's rights do not and will not infringe on the patents or other intellectual property of others. In the event of infringement, the Company and Princeton University could, under certain circumstances, be required to obtain a license or modify its methods or other aspects of the OLED technology. The 1994 License Agreement provides that Princeton University has the right, but not the obligation, to enforce its intellectual property rights against infringement, except that the Company may prosecute an infringement action only if within six months after having received notice of infringement Princeton University has not commenced an action or otherwise successfully terminated the infringement. There can be no assurance that the Company or Princeton University will be able to do so in a timely manner, upon acceptable terms and conditions, or at all. Failure to do any of the foregoing could have a material adverse effect on the Company. There can also be no assurance that the Company will have the financial or other resources necessary to enforce or defend a patent infringement action or that Princeton University will elect to enforce an action in a timely manner. Moreover, if products incorporating the OLED technology licensed by the Company are found to infringe upon the patent or other intellectual property rights of others, the Company could, under certain circumstances, become liable for damages, which could have a material adverse effect on the Company.

         The Company and Princeton University may also seek to rely on proprietary know-how and trade secrets and employ various methods to protect concepts, ideas and documentation of their technology. However, such methods may not afford complete protection, and there can be no assurance that others will not independently develop similar know-how or obtain access to the Company's or Princeton University's know-how, trade secrets, concepts, ideas and documentation.

         Government Rights to Use the OLED Technology. The United States government, through the Office of Research and Project Administration ("ARPA"), has provided funding to Princeton University for research activities related to certain aspects of the OLED technology. The Company does not have access to the funding agreement between Princeton University and ARPA and, accordingly, is unable to determine the scope of ARPA's funds or of the federal governments rights to OLED technology. As a result, the Company's rights to the OLED technology will be subject to any rights the federal government may have to use such technology, royalty-free. The federal government's right to use certain aspects of the OLED technology could, among other things, restrict the Company's ability to market the OLED technology to the federal government for military and other applications which could have a material adverse effect on the Company. There can be no assurance as to which aspects of the OLED technology the federal government has any rights and the extent of such rights. Continued funding of Princeton University's research activities by the federal government, which is anticipated, may give the federal government rights to certain aspects of the OLED technology developed in the future.


         Competition and Competing Technologies. The flat panel display industry is characterized by intense competition. The market is currently dominated by products utilizing liquid crystal display ("LCD") technology and is expected to be dominated by LCD technology for the foreseeable future. The Company believes that competition in this market, particularly for full color, large area, high resolution, high information content displays is based upon image and color quality, viewing angle, power requirements, cost and manufacturability. The Company believes LCD technology has certain limitations, such as a limited viewing angle, limited scalability, low contrast and inferior image and color quality when compared to CRT displays (the current standard for display quality). Numerous companies, however, are making substantial investments in, and conducting research to improve these characteristics of, LCD technology. The Company also believes, although there can be no assurances that flat panel displays utilizing the OLED technology, if developed, will provide image and color quality, brightness, contrast, scalability and viewing angles comparable to CRT displays, be manufacturable from light weight, low cost materials and require a relatively low power source. In addition, several other flat panel display technologies have been, or are being, developed. The Company believes, however, that each of these developing technologies will have one or more of the limitations associated with LCD technology, or other limitations, such as lack of reliability, high power requirements (restricting portability), high production cost and/or difficulty of manufacture. There can be no assurance, however, that advances in LCD technology or any of these developing technologies will not overcome such limitations or become the leading technology for flat panel displays, either of which could limit the potential market for flat panel displays utilizing the OLED technology.

         Numerous domestic and foreign companies have developed or are developing CRT, LCD and other display technologies. Substantially all of these competitors have greater name recognition and financial, technical, marketing, personnel and research capabilities than the Company. There can be no assurance that the Company's competitors will not succeed in developing technologies and applications that are more cost effective, have fewer display limitations than or have other advantages as compared to the OLED technology. There can be no assurance that the Company will be able to compete successfully or develop commercial applications for the OLED technology.

         Potential Conflicts of Interest. The Company obtained rights to the OLED technology through a technology transfer agreement dated June 22, 1995 (the "Transfer Agreement") between the Company and ABC. Sherwin Seligsohn, Chairman and Chief Executive Officer of the Company, holds the same positions in ABC. Pursuant to the Transfer Agreement, ABC, among other things, assigned to the 1994 License Agreement to the Company and granted to the Company an exclusive worldwide sublicense to patents and other intellectual property rights related to display technology developed under a Sponsored Research Agreement dated October 22, 1993 between ABC and Princeton University (the "1993 Sponsored Research Agreement"). As consideration, the Company (i) paid to ABC $674,000 for amounts previously paid to Princeton University by ABC under the 1994 Sponsored Research Agreement and $500,000 to acquire the sublicense under the 1993 Sponsored Research Agreement, (ii) assumed ABC's obligations to make future payments to Princeton University under the 1994 Sponsored Research Agreement of approximately $1,610,000 and estimated future expenses related thereto of $500,000, (iii) issued to ABC 200,000 shares of Series A Nonconvertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock") and
(iv) granted to ABC an exclusive worldwide sublicense under the 1994 License Agreement to manufacture and market products based on technology developed but unrelated to the OLED technology. Additionally, ABC and International Multi-Media Corporation ("IMMC"), of which Sherwin Seligsohn is President and Chairman, paid on behalf of the Company certain professional fees, administrative expenses and payroll expenses totaling $168,721, of which $63,245 was repaid to ABC during the year ended December 31, 1995.

         Control by Seligsohn Family. Prior to this offering, Sherwin Seligsohn, Scott Seligsohn, Vice President of the Company and Sherwin Seligsohn's son, and Lori S. Rubenstein, Sherwin Seligsohn's daughter, beneficially own, in the aggregate, approximately 38% of the outstanding shares of Common Stock. Accordingly, such persons, acting together, will be in a position to effectively control the Company, elect the Company's directors, cause an increase in the authorized capital or the dilution, merger or sale of the assets of the Company.

         Dependence on Key Personnel. The success of the Company will be largely dependent on the personal efforts of Sherwin Seligsohn and other key personnel. Although the Company has entered into a two-year employment agreement, effective as of November 1, 1995, with Sherwin Seligsohn, the loss of the services of Mr. Seligsohn or other key personnel could have a material adverse effect on the Company's business and prospects. Moreover, Mr. Seligsohn is only required to devote a majority of his business time to the Company's business and affairs. The Company has obtained "key-man" life insurance on the life of Mr. Seligsohn in the amount of $2,000,000. The Company's success may also be dependent on its ability to hire and retain additional qualified management, licensing, marketing, sales and other personnel. There can be no assurance that the Company will be able to attract or retain additional qualified personnel.

         No Dividends. The Company has not paid any cash dividends on its Common Stock to date. The Company intends to retain earnings, if any, to finance the operation and expansion of its business and, therefore, does not expect to pay cash dividends in the foreseeable future.

         Shares Eligible for Future Sale. The Company has 8,937,268 shares of Common Stock outstanding of which 1,300,000 shares of Common Stock were issued in a public offering on April 11, 1996 (the "Public Offering"). The remaining 7,637,268 shares of Common Stock outstanding are deemed to be "restricted securities" as that term is defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to an effective registration under the Securities Act, in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under the Securities Act. As of April 30, 1997, some or all of these shares may become eligible for sale under Rule 144, subject to certain volume limitations prescribed by Rule 144. In addition, the Company issued 1,495,000 warrants, each to purchase one share of Common Stock (the "Public Warrants"), in connection with the Public Offering, as well as 260,000 warrants (the "Underwriter's Warrants") to Whale Securities Co., L.P., the underwriter of the Public Offering. At the time of the Public Offering, the Company registered the shares of Common Stock underlying the Public Warrants on Form SB-2, and simultaneously with the filing of the registration statement of which this prospectus forms a part, is updating such registration via a post-effective amendment to the Form SB-2 statement on Form S-3. Further, the Company grants stock options to employees, directors and consultants to provide incentives and as partial compensation for services rendered. As of May 1, 1997, the Company had 1,424,772 additional outstanding options of which 676,439 are currently exercisable. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or even the availability of such shares for sale will have on the market prices prevailing from time-to-time. The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and Warrants and could impair the Company's ability to raise capital through the sale of its equity securities.

         Authorization and Discretionary Issuance of Preferred Stock. The Company's Articles of Incorporation authorize the issuance of up to 5,000,000 shares of preferred stock with designations, rights and preferences determined from time-to-time by its Board of Directors. Accordingly, the Company's Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. The issuance of shares of preferred stock could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for the Company's Common Stock at a premium or otherwise adversely affect the market price of the Common Stock. The Board of Directors has designated and issued 200,000 shares of Series A Preferred Stock, all of which are held by ABC. Holders of Series A Preferred Stock are not entitled to receive dividends, but are entitled, as a class, to elect two directors to the Company's Board of Directors and to certain liquidation preferences. Although the Company has no present intention to issue any additional shares of its authorized preferred stock, there can be no assurance that the Company will not do so in the future.

         Possible Volatility of Market Price of Common Stock. The market prices of the Company's securities may be highly volatile as has been the case with the securities of other emerging companies. Factors such as the Company's operating results, announcements by the Company or its competitors of technological developments, new product applications or license arrangements, and various factors affecting the flat panel display industry generally, may have a significant impact on the market price of the Company's securities. In addition, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies, particularly a small and emerging growth companies, the Common Stock of which traded in the over-the-counter market, have experienced wide price fluctuations which have not necessarily been related to the operating performance of such companies.

         Possible Delisting of Securities from Nasdaq System; Risks Relating to Low-Priced Stocks. The Company's Common Stock and Warrants are listed on Nasdaq. In order to continue to be listed on Nasdaq, however, the Company must maintain $2,000,000 in total assets, a $200,000 market value of the public float and $1,000,000 in total capital and surplus. In addition, continued inclusion requires two market-makers and a minimum bid price of $1.00 per share; provided, however, that if the Company falls below such minimum bid price, it will remain eligible for continued inclusion in Nasdaq if the market value of the public float is at least $1,000,000 and the Company has $2,000,000 in capital and surplus. The failure to meet these maintenance criteria in the future may result in the delisting of the Common Stock from Nasdaq, and trading, if any, in the Company's securities would thereafter be conducted in the non-Nasdaq over-the-counter market. As a result of such delisting, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's securities.

         In addition, if the Common Stock were to become delisted from trading on Nasdaq and the trading price of the Common Stock were to fall below $5.00 per share, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000, $300,000 together with a spouse). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Such information must be provided to the customer orally or in writing prior to effecting the transaction and in writing before or with the customer confirmation. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Common Stock, which could severely limit the market liquidity of the Common Stock and the ability of purchasers in this offering to sell the Common Stock in the secondary market.

         Possible Inability to Exercise the Warrants. The Company intends to qualify the sale of the Common Stock in a limited number of states. Although certain exemptions in the securities laws of certain states might permit Warrants to be transferred to purchasers in states and other than those in which the Warrants were initially qualified, the Company will be prevented from issuing Common Stock in such other states upon the exercise of the Warrants unless exemption from qualification is available or unless the issuance of Common Stock upon exercise of the Warrant is qualified.


                                 USE OF PROCEEDS

         The net proceeds (after deducting the estimated expenses of this offering) to be received by the Company from the exercise of all of the Options and Warrants are estimated to be approximately $6,749,000. The Company will not receive any proceeds from the sale of Shares by the Selling Shareholders. The Company expects to use the net proceeds received upon the exercise of the Options and Warrants for working capital purposes, including the preparation, filing and prosecution of patent applications and the enforcement of intellectual property rights in the United States and internationally, payments due to Princeton University under the 1994 Sponsored Research Agreement, and any extensions or renewals thereof, capital expenditures and general corporate purposes. Proceeds not immediately required for the purposes described above will be invested principally in short-term investment grade debt obligations, bank certificates of deposit, United States Government money market instruments or other short-term interest bearing investments.

                              SELLING SHAREHOLDERS


         The following tables list, as of April 30, 1997, the number of shares of Common Stock underlying the Options and Warrants being registered in the registration statement of which this prospectus forms a part on behalf of each of the Selling Shareholders listed, as well as the total number of shares of Common Stock (including those underlying the Options and Warrants) held by such Selling Shareholder, the number of shares of Common Stock to be held by such Selling Shareholder after the offering (assuming exercise of all Options and Warrants held by the Selling Shareholder and the resale of all underlying shares of Common Stock) and the approximate percentage of shares of Common Stock outstanding held by such Selling Shareholder after the offering. Percentages of less than one percent have not been indicated.


June 1995 Warrants


                                                         Shares of                Shares of
                                  Options or            Common Stock            Common Stock
Selling Shareholder                Warrants           Before Offering          After Offering            Percentage
-------------------                --------           ---------------          --------------            ----------

Wynne S. Amick                      12,500                 25,000                   12,500                    *
Avalanche Resources                125,000                375,000                  250,000                   2.8

                                       11


                                                                Shares of                  Shares of
                                         Options or            Common Stock              Common Stock
Selling Shareholder                       Warrants            Before Offering            After Offering            Percentage
-------------------                       --------            ---------------            --------------            ----------

Herbert M. Baker and                       10,000                  20,000                    10,000                    *
Freda R. Baker, JT ENT
Bruce W. Baldwin                           15,000                  35,000                    15,000                    *
Barry Barnholtz                            12,500                  50,000(1)                 12,500                    *
Leonard Becker                             12,500                  90,000(1)                 77,500                    *
Pramod Biyani                              10,000                  20,000                    10,000                    *
Alfred F. Bracher                         100,000                 290,000                   190,000                   2.1
Janney Montgomery
Scott, Inc., custodian for
the benefit of Norman
Berman (SEP IRA
#15199378)                                 12,500                 125,000                   112,500                   1.2
Steven J. Caputo                            7,500                  15,000                     7,500                    *
Roger W. Christoph                         12,500                  25,000                    12,500                    *
George F. Claussen, III                    12,500                 121,000(1)                108,500                   1.2
George F. Claussen, III,
IRA                                         8,500                  17,000                     8,500                    *
Daniel Cohen                               50,000                 100,000                    50,000                    *
William R. Conway,                         12,500                  25,000                    12,500                    *
Coopers & Cummings                         12,500                  65,000                    52,500                   1.2
Scott Davis                                 5,000                  10,000                     5,000                    *
Deborah K. Deeg                            12,500                  25,000                    12,500                    *
David T. Dewitt                            12,500                  34,950                    22,450                    *
David W. Droesch                            5,000                  10,000                     5,000                    *
Dean Elfman                                25,000                 150,000                   125,000                   1.4
Barry R. Elson                             12,500                  25,000                    12,500                    *
A. Robert Esposito                         12,500                  40,000                    27,500                    *
Anna J. Esposito                            5,000                  30,000                    25,000                    *




                                                                Shares of                  Shares of
                                         Options or            Common Stock              Common Stock
Selling Shareholder                       Warrants            Before Offering            After Offering            Percentage
-------------------                       --------            ---------------            --------------            ----------

Dated 03/24/81
Mark X. Feck                                6,250                  12,500                     6,250                    *
Frederick J. Gerhart                       12,500                  25,000                    12,500                    *
Oliver D. Goldman                          12,500                  25,000                    12,500                    *
Eugene Jaffe                               17,500                  35,000                    17,500                    *
Alan M. Kaplan                              5,000                  10,000                     5,000                    *
John E. Karpac and
Lorraine Karpac, JT                        40,000                  82,000                    42,000                    *
ENT
David Kraus                                 5,000                  10,000                     5,000                    *
James E. Lakin                             35,000                 135,000                   100,000                   1.1
Lear Research
Corporation                                 5,000                 160,000                   155,000                   1.7
E. Robert Libby                            12,500                  25,000                    12,500                    *
Grover C. Maxwell, III                     50,000                 185,000(1)                 65,000                    *
Andrew P. McGuire                          12,500                  75,000(1)                 22,500                    *
Claire Mindock                             10,000                  43,000                    33,000                    *
John A. Minutella and
Diedra M. Minutella                        32,500                  65,000                    32,500                    *
Lynette F. Moss                            37,500                 152,200(1)                 64,700                    *
T. C. Moss                                  5,000                  12,000                     7,000                    *
John Papaioannou                            5,000                  10,000                     5,000                    *
Arlen L. Peterson                          12,500                  25,000                    12,500                    *
John M. Poole                              25,000                  50,000                    25,000                    *




                                                                Shares of                  Shares of
                                         Options or            Common Stock              Common Stock
Selling Shareholder                       Warrants            Before Offering            After Offering            Percentage
-------------------                       --------            ---------------            --------------            ----------

Delaware Charter
Guarantee Trust as
Trustee for the benefit of
Delptron Keough for the
benefit of Patrick J.
Renshaw                                    12,500                  30,300                    17,800                    *
Mark A. Ritchie                            12,500                  25,000                    12,500                    *
Vernon E. Sanders                          15,000                  42,500                    27,500                    *
Ronald Scoleri                             15,500                  35,000                    19,500                    *
Edward A. Skae, Jr.                        12,500                  25,000                    12,500                    *
Mark J. Sklar                              12,500                  25,000                    12,500                    *
Samuel J. Talucci                           6,250                  12,500                     6,250                    *
Oliver H. Van Horn Co.,                    15,000                  54,000(1)                 15,000                    *
Inc.
C. Frederick Von Dusen                     12,500                  25,000                    12,500                    *
Peter A. Vosgerichian                      12,500                  25,000                    12,500                    *
Robert A. Ward, Jr.                        15,000                  32,000                    17,000                    *
Raymond H. Welsh                           25,000                  50,000                    25,000                    *
Forrest S. Williams                        12,500                  25,000                    12,500                    *
Myles Wilson                                5,000                  10,000                     5,000                    *
A. Charles Winkelman,                      22,500                  45,000                    22,500                    *
M.D.
Alfred G. Yates, Jr. and                   12,500                  25,000                    12,500                    *
Barbara L. Yates
H. Dewey Yesner                            12,500                  31,500                    19,000                    *



(1) Includes shares which may be acquired upon exercise of the April 1996 Warrants.



April 1996 Warrants

                                                                   Shares of                  Shares of
                                           Options or             Common Stock              Common Stock
Selling Shareholder                         Warrants             Before Offering            After Offering            Percentage
-------------------                         --------             ---------------            --------------            ----------


William Burns                                 20,000(2)              20,000                        -0-                     *
Barry Barnholz                                25,000                 50,000(3)                  12,500                     *
Leonard Becker                                10,000                 90,000(3)                  12,500                     *
Norman Berman                                100,000                125,000                     25,000                     *
Marilyn Burlage                                6,000                  6,000                        -0-                     *
George F. Claussen, III                       28,000                121,000(3)                 108,500                    1.2
William Evans                                 50,000                 50,000                        -0-                     *
Dennis J. Giannangeli                         10,000                 10,000                        -0-                     *
Albert Halegoua                              100,000                100,000                        -0-                     *
Grover C. Maxwell, III                        70,000                170,000(3)                  50,000                     *
Andrew P. McGuire                             40,000                 65,000(3)                  12,500                     *
Lynette F. Moss                               50,000                125,000(3)                  37,500                     *
Camille Naffah                                 5,000                305,000                    300,000                    3.4
Zachary Salmon                                60,000                 60,000                        -0-                     *
Oliver H. Van Horn Co., Inc.                  24,000                 54,000(3)                     -0-                     *




(2) Exercise price of $6.00. All other April 1996 Warrants have an exercise price of $4.125.

(3) Includes shares which may be acquired upon exercise of the June 1995
    Warrants.



         Mr. Naffah has been a director of the Company since October 1996. Since 1990 he has been President of Camille Naffah Enterprises, an unaffiliated holding company for leisure enterprises including hotels, lounges and restaurants.


Merger Options

                                                              Shares of               Shares of
                                        Options or          Common Stock            Common Stock
Selling Shareholder                      Warrants          Before Offering         After Offering         Percentage
-------------------                      --------          ---------------         --------------         ----------

Thomas D. Hayes, III                       42,117               42,117                    -0-                  *
Harvey Nachman                             42,117               42,117                    -0-                  *





         Messrs. Nachman and Hayes are shareholders of Nachman Hayes and received the Merger Options as payment of Nachman Hayes' consulting services in connection with the wind down of Enzymatics. The Merger Options were issued to satisfy a liability which was reflected on the balance sheet of Enzymatics on the date of the Enzymatics Merger.


Enzymatics Options


                                                           Shares of             Shares of
                                    Options or            Common Stock          Common Stock
Selling Shareholder                  Warrants           Before Offering        After Offering       Percentage
-------------------                  --------           ---------------        --------------       ----------
S. Wayne Kay                          12,357                 12,357                 -0-                  *
Donald E. Kuhla                        6,818                  6,818                 -0-                  *
John L. Palmer                         1,363                  1,363                 -0-                  *



                              PLAN OF DISTRIBUTION

         The distribution of the Shares by the Selling Shareholders may be effected from time to time in one or more transactions (which may involve block transactions) in the over-the-counter market or on Nasdaq (or any exchange on which the Common Stock may then be listed) in negotiated transactions, through the writing of options (whether or not such options are listed on an options exchange or otherwise) or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling Shares to or thorough brokers or dealers, and such brokers or dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders or purchasers of the Shares for whom they may act as agent. The Selling Shareholders may also sell such Shares pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), or may pledge Shares as collateral for margin accounts and such Shares could be resold pursuant to the terms of such accounts. The Selling Shareholders and any brokers or dealers that act in connection with the sale of Shares might be deemed "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Shareholders may agree to indemnify any agent, broker or dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

         The validity of the Shares offered hereby will be passed upon for the Company by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.


                                     EXPERTS

         The financial statements incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.



========================================================         =====================================================


         No dealer, salesman or other person has                                   1,791,772 Shares
been authorized to give any information or to make
any representations other than those contained in
this Prospectus and, if given or made, such
information or representations must not be relied                                      UNIVERSAL
upon as having been authorized by the Company.                                          DISPLAY
This Prospectus does not constitute an offer to sell                                  CORPORATION
or a solicitation of an offer to buy to any person in
any jurisdiction in which such offer or solicitation
would be unlawful or to any person to whom it is
unlawful.  Neither the delivery of this Prospectus                                   Common Stock
nor any offer or sale made hereunder shall, under
any circumstances, create any implication that there
has been no change in the affairs of the Company or
that information contained herein is correct as of                                  _______________
any time subsequent to the date hereof.
                                                                                      PROSPECTUS
                                                                                    ---------------


                    ---------------




                   TABLE OF CONTENTS


                                                    Page
                                                                                     June 23, 1997
Available Information............................... 3
Incorporation of Certain Documents
   by Reference..................................... 3
The Company ........................................ 4
The Options and Warrants............................ 4
Risk Factors........................................ 5
Use of Proceeds.....................................11
Selling Shareholders................................11
Plan of Distribution............................... 16
Legal Matters...................................... 17
Experts............................................ 17





========================================================         =====================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         The following table shows the estimated expenses of the issuance and distribution of the securities offered hereby (all such expenses will be borne by the Company):


Securities and Exchange Commission Registration Fee............    $ 2,786
Legal Fees and Expenses .......................................      7,500
Nasdaq Listing Fees............................................     17,500
                                                                    ------
         Total.................................................    $27,786
                                                                   =======


Item 15. Indemnification of Directors and Officers

         Section 1741 of the Pennsylvania Business Corporation Law of 1988 provides the Company the power to indemnify any officer or director acting in his capacity as a representative of the Company who was, is, or is threatened to be made a party to any action or proceeding against expenses, judgments, penalties, fines and amounts paid in settlement in connection with such action or proceeding whether the action was instituted by a third party or arose by or in the right of the Company. Generally, the only limitation on the ability of the Company to indemnify its officers and directors is if the act violates a criminal statute or if the act or failure to act is finally determined by a court to have constituted willful misconduct or recklessness.

         The Company's Bylaws provide a right to indemnification to the full extent permitted by law, for expenses (including attorney's fees), damages, punitive damages, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by any director or officer whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in the right of the Company (a derivative action) by reason of the fact that such director or officer is or was serving as a director, officer, employee or agent of the Company or, at the request of the Company, as a director, officer, partner, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, unless the act or failure to act giving rise to the claim for indemnification is financially determined by a court to have constituted willful misconduct or recklessness. The Bylaws provide for the advancement of expenses to an indemnified party upon receipt of an undertaking by the party to repay those amounts if it is finally determined that the indemnified party is not entitled to indemnification.

         The Company's Bylaws authorize the Company to take steps to ensure that all persons entitled to the indemnification are properly indemnified, including, if the Board of Directors so determines, purchasing and maintaining insurance. As of the date hereof, no such insurance has been purchased.

Item 16.  Exhibits

         The exhibits filed as part of this registration statement are as follows:


Exhibit
Number  Description
------  -----------


  *5 Opinion of Morgan, Lewis & Bockius LLP regarding legality of securities being registered.
 *23.1 Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5.1).
**23.2    Consent of Arthur Andersen LLP.

-------------------
 * Previously filed.
** Filed herewith.



Item 17. Undertakings

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to its Certificate of Incorporation, its Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against a public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "calculation of Registration Fee" table in the effective registration statement;

                  (iii) Include any material information with respect to the plan of distribution;

         Provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the end of the offering.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bala Cynwyd, Commonwealth of Pennsylvania on the 23rd day of June, 1997.


                                                   UNIVERSAL DISPLAY CORPORATION


                                                   By: /s/ Sherwin I. Seligsohn
                                                       -------------------------
                                                       Sherwin I. Seligsohn
                                                       Chairman, Director and
                                                       Chief Executive Officer




              Name                                          Title                                     Date
              ----                                          -----                                     ----


 /s/  Sherwin I. Seligsohn                        Chairman, Director and Chief                    June 23, 1997
--------------------------------                  Executive Officer (Principal
Sherwin I. Seligsohn                              Executive Officer)

 /s/ Steven V. Abramson                           Director, President and Chief                   June 23, 1997
--------------------------------                  Operating Officer
Steven V. Abramson

 /s/ Elizabeth H. Gemmill                         Director                                        June 23, 1997
--------------------------------
Elizabeth H. Gemmill

 /s/ Dean L. Ledger                               Director                                        June 23, 1997
--------------------------------
Dean L. Ledger

 /s/ Camille Naffah                               Director                                        June 23, 1997
--------------------------------
Camille Naffah


 /s/ Sidney D. Rosenblatt                         Executive Vice President, Chief                 June 23, 1997
--------------------------------                  Financial Officer, Secretary and
Sidney D. Rosenblatt                              Treasurer (Principal Financial and
                                                  Accounting Officer)



                                  EXHIBIT INDEX
                                  -------------



Exhibit                                                                  Page
Number        Description                                               Number
------        -----------                                               ------


  *5          Opinion of Morgan, Lewis & Bockius LLP regarding
              legality of securities being registered.
 *23.1        Consent of Morgan, Lewis & Bockius LLP (included in
              its opinion filed as Exhibit 5.1).
**23.2        Consent of Arthur Andersen LLP.
----------
 *   Previously filed.
**   Filed herewith.